EXHIBIT 99.1

For Additional Information: Jim Gilbertson, Vice President and Chief Financial Officer 763-535-8333 jgilbert@navarre.com

Haug Scharnowski, VP Corporate Relations
763-450-2352
hscharnowski@navarre.com

NAVARRE CORPORATION ANNOUNCES
REVISED AGREEMENT TO PURCHASE
TWENTY PERCENT (20%) OF ENCORE SOFTWARE, INC.

     MINNEAPOLIS, MN — April 1, 2005 — Navarre Corporation (Nasdaq/NMS: NAVR), a publisher and distributor of a broad range of home entertainment and multimedia software products, announced today that it has entered into an agreement to amend the March 14, 2005 agreement to purchase the remaining twenty percent (20%) ownership interest of its subsidiary Encore Software, Inc. This agreement was entered into between Navarre and Michael Bell, the President and Chief Executive Officer of Encore Software, Inc. The revised purchase terms provide for the payment of $3.4 million in cash and the delivery of 300,000 shares of Navarre common stock.

     This amendment to the prior agreement resulted in the elimination of Navarre’s obligation to provide Mr. Bell with up to an additional 300,000 shares of Navarre common stock upon the achievement by Encore of certain financial goals. Additionally, the prior agreement’s restrictions upon Mr. Bell’s ability to transfer the shares of Navarre common stock received in connection with this transaction have been eliminated and the length of the registration rights granted to Mr. Bell have been reduced from three years to two years.

     With the continued growth of Encore, the Company determined that it was in its best interest to purchase Mr. Bell’s shares at this time. As a result of this transaction, the company owns 100% of Encore. For financial statement purposes, this purchase will be treated as compensation expense of approximately $5.8 million to be recognized by Navarre in the fourth quarter of its fiscal year ended March 31, 2005. This compensation expense was not anticipated in determining Navarre’s previously-stated earnings guidance.

About Navarre Corporation

Navarre Corporation (NASDAQ: NAVR) is a publisher and distributor of a broad range of home entertainment and multimedia products, including PC software, CD audio, DVD and VHS video, video games and accessories. Since its founding in 1983, the company has established distribution relationships with customers across a wide spectrum of retail channels which includes mass merchants, discount, wholesale club, office and music superstores, military and e-tailers nationwide. The company currently provides its products to over 18,000 retail and distribution center locations throughout the United States and Canada. Navarre has recently expanded its business to include the licensing and publishing of home entertainment and multimedia content, primarily through the acquisitions of Encore Software, Inc. and BCI Eclipse Company, LLC. For more information, please visit the company’s web site at www.navarre.com.